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                                                                   EXHIBIT 10.15

                                                               EXECUTION VERSION

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made this 28th day of May, 2002, by an among L.S. Wholesale, Inc., a Massachusetts corporation with its main office in St. Thomas, U.S.V.I. ("Employer"), Little Switzerland, Inc., a Delaware corporation with its main office in St. Thomas, U.S.V.I ("Little Switzerland"), and Robert L. Baumgardner ("Executive").

         WHEREAS, Employer and Little Switzerland wish to continue to employ Executive as president and chief executive officer of Little Switzerland and Employer and in various other capacities with respect to Little Switzerland and the various companies, including Employer, that are controlled, directly or indirectly, by Little Switzerland (Little Switzerland and such companies are herein referred to, all and singularly as "Affiliates"); and

         WHEREAS, Executive wishes to be so employed;

         NOW THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, Employer, Little Switzerland and Executive mutually agree between and among themselves as follows:

1.       EMPLOYMENT

         Employer agrees to employ Executive, and Executive hereby agrees to be employed, on the terms and conditions hereinafter set forth.

2.       TERM

         Subject to the provisions of Section 5 hereof, the term of Executive's employment hereunder shall expire on August 18, 2004, which date is sometimes referred to herein as the "Expiration Date."

3.       COMPENSATION AND BENEFITS

         The compensation and benefits payable to Executive under this Agreement shall be as follows:

         (A)      SALARY

                  For all services rendered by Executive under this Agreement, including services rendered in all capacities to any Affiliate, whether as employee, officer or director, Employer shall pay Executive at an annual rate (the "Base Salary") of Three Hundred Thousand Dollars ($300,000) for the fiscal year ending in 2002 and Three Hundred Seven Thousand Two Hundred ($307,200) for fiscal years ending thereafter. The Base Salary shall be payable in periodic installments in accordance with Employer's usual practice for payment of compensation to its senior executives.


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         (B)      BONUS

                  For each of Little Switzerland's fiscal years ending in 2002, 2003 and 2004, the Executive shall be eligible to earn a bonus. For the fiscal year ending in 2002 a bonus of $100,000 will be paid unless a higher bonus is determined to be appropriate by the Compensation Committee, as defined below. The amount of said bonus for subsequent fiscal years shall be determined on the basis of performance criteria established by the Compensation Committee of the Board of Directors of Little Switzerland (the "Compensation Committee"). Executive's annual target bonus is seventy-five percent (75%) of Base Salary. Payment of the target bonus is contingent upon achievement of all of the performance criteria, but, in the discretion of the Compensation Committee, may be prorated if such performance criteria are not fully satisfied. In the discretion of the Compensation Committee, a higher bonus may be paid if the performance criteria are exceeded. Nothing in this section shall constitute an entitlement to a bonus should the performance criteria not be met. The Compensation Committee shall establish performance criteria for the fiscal years ending in 2003 and 2004 no later than July 30, 2002 and 2003, respectively, which criteria shall be based upon the consolidated financial performance of Little Switzerland and its Affiliates and other objectively measurable criteria for Executive's performance as may be determined by said Compensation Committee. For each such fiscal year, the Compensation Committee shall determine whether the performance criteria have been met and the amount of the bonus, if any, payable. Such determination shall be binding and conclusive on the parties hereto. The Compensation Committee shall make such determination no later than ninety (90) days after the end of the fiscal year in question and the bonus, if any, shall be paid within ten (10) days after such determination.

         (C)      SPECIAL BENEFITS

                  (1)      MONTHLY COMMUTE

                           Executive shall be entitled to reimbursement for reasonable expenses actually incurred in connection with one round trip commute per month between his place of residence in Boca Raton, Florida and his place of residence in St. Thomas, U.S.V.I. for so long as the corporate headquarters of Little Switzerland and its Affiliates is located in St. Thomas, U.S.V.I. Executive shall account promptly for such expenses to Employer in the manner reasonably prescribed from time to time by the Employer and in compliance with Employer's policy.

                  (2)      AUTOMOBILE

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                           Employer shall provide the Executive with the use, in
                           St. Thomas, U.S.V.I. (or the location of the principal executive office of Little Switzerland and its Affiliates), of an automobile owned or leased by the Employer, and Employer shall be responsible for all reasonable maintenance and operation costs of such automobile.

                  (3)      APARTMENT

                           Employer shall provide Executive with use of an apartment in St. Thomas, U.S.V.I., (for so long as the corporate headquarters of Little Switzerland and its Affiliates is located in St. Thomas, U.S.V.I.) which is leased by Employer and Employer shall pay the costs of rent and utilities for such apartment.


                  (4)      TERM LIFE INSURANCE POLICY

                           Employer shall procure and pay all premiums necessary to keep in force until the Expiration Date or any earlier termination of Executive's employment a term life insurance policy underwritten on the life of Executive by an insurance company rated A+ or better by A.M. Best and payable to a beneficiary named by Executive with a death benefit of One Million Five Hundred Thousand Dollars ($1,500,000), such policy to be owned by Employee, provided, however, that Employer's obligation to procure such a policy shall be contingent upon Executive's submission to any health exam and of any application required by the insurer and an insurer's willingness to underwrite such a policy at such insurer's standard rates for a male of Executive's age. At such time as Employer's obligation to pay premiums ceases, Employee shall be assigned all of Employer's rights in such policy, if any, and shall be free to maintain such policy in force at his own cost and expense.

                  (5)      DISABILITY INCOME POLICY

                           Employer shall procure and pay all premiums necessary to keep in force until the Expiration Date or any earlier termination of Executive's employment a long term disability income insurance policy for the benefit of Executive underwritten by an insurance company rated A+ or better by A.M. Best; such policy shall provide a benefit equal to 60% of covered compensation (Base Salary plus Target Bonus) to a maximum benefit of $18,000 per month provided, however, that Employer's obligation to procure such a policy shall be contingent upon Executive's submission to any health exam and of any application required by the insurer and an insurer's willingness to underwrite such a policy at such insurer's standard rates for a male of Executive's age. Such policy shall have a six-month qualifying period and shall define a


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                           qualifying disability in substantially the following
                           manner: an injury or sickness that requires the insured to be under the regular care and attendance of a doctor and prevents the insured from performing the material duties of his regular occupation.

         (d)      REGULAR BENEFITS

                  Executive shall be entitled to four (4) weeks of vacation time per year. Executive's entitlement to vacation shall, in all other respects, be subject to Employer's vacation policies in force from time to time for senior executive employees in general. Executive shall be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans and other benefit plans (including, without limitation, any 401(k) plans) from time to time in effect for senior executives of the Employer. Executive's participation in such plans shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Compensation Committee, Little Switzerland's Board of Directors and any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time, nor shall Executive be deemed to have any special or continuing rights to any benefit under any such plan or plans (whether or not vested) by virtue of this Agreement should the plan or plans in question be amended, limited, discontinued, merged or terminated.

                  Executive also shall be entitled to reimbursement for all ordinary and necessary business expenses incurred by Executive in connection with the advancement of the Affiliates' interests and the discharge of his duties and responsibilities hereunder, including without limitation, all travel and lodging expenses; provided however, that Executive accounts promptly for such expenses to the Employer in the manner reasonably prescribed from time to time by the Employer and in compliance with Employer's policy.

         (e)      EXCLUSIVITY OF SALARY AND BENEFITS.

                  Executive shall not be entitled to any payments or benefits from any Affiliate other than those expressly provided for under this Agreement or under stock option plans, grants and/or agreements which have been or may be established or granted.

4.       CAPACITY AND EXTENT OF SERVICE

         (a) Executive shall serve Little Switzerland and Employer as President and Chief Executive Officer until the Expiration Date and, without further compensation except as expressly provided for herein, shall serve the

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                  Affiliates in such other or additional offices in which he may be reasonably requested to serve.

         (b) Executive shall continue to serve as a member of the Board of Directors of Little Switzerland until his successor is duly elected and qualified; provided, however, that upon termination of Executive's employment with Employer for any reason, Executive agrees to promptly resign as a director of Little Switzerland (if he is then serving in such position) and to resign from such other positions of director or officer of any Affiliate he then holds. Executive shall not vote in his capacity as a director of Little Switzerland on any matters related to this Agreement on which the Board of Directors of Little Switzerland or any committee thereof shall vote, including, without limitation, any termination pursuant to Section 5 below; provided, however, if he participates in a meeting of said Board of Directors then he may be included for purposes of determining whether a quorum for such meeting exists if he would otherwise be included for such purpose under applicable law. Executive hereby agrees that he shall not be entitled to, and hereby waives, any right to any salary or compensation for his service as a director or officer of Employer, Little Switzerland or any Affiliate, except as expressly provided for in this Agreement.

         (c) During his employment hereunder, Executive shall, subject to the direction and supervision of Little Switzerland's Board of Directors, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of the Affiliates' interests and to the discharge of his duties and responsibilities hereunder. In accordance with the foregoing, Executive shall not engage in any other business activity, except as may be approved by said Board of Directors; provided, however, that nothing herein shall be construed as preventing Executive from:

                  (1) investing his assets in a manner not otherwise prohibited by this Agreement, and in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or other entities in which such investments are made;

                  (2) serving on the board of directors of any company (other than a company that competes with any Affiliate), provided that he shall not be required to render any material services with respect to the operations or affairs of any such company; or

                  (3) engaging in religious, charitable or other community or nonprofit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.


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5.       TERMINATION

         Notwithstanding the provisions of Section 2 hereof, Executive's employment shall terminate or may be terminated as hereinafter provided, without liability on the part of Employer, Little Switzerland or any other Affiliate except as specifically provided below:

         (A)      DEATH

                  In the event of Executive's death, Executive's employment shall terminate on the date of his death.

         (B)      BY EMPLOYER FOR CAUSE

                  Executive's employment may be terminated for cause (as defined below) by written notice to Executive setting forth in reasonable detail the nature of such cause, such termination to be effective upon delivery of such notice, provided that the determination that cause for termination exists and that said notice should be sent, shall have been made by vote or written consent of at least two-thirds of the members of the Board of Directors of Little Switzerland (the "Requisite Directors") . Only the following shall constitute "cause" for termination pursuant to this Section 5(b):

                  (1) deliberate dishonesty of the Executive with respect to the Employer, Little Switzerland or any Affiliate;

                  (2) conviction of Executive of (A) a felony or (B) any crime involving moral turpitude, deceit, dishonesty or fraud;

                  (3) gross negligence or willful misconduct of Executive with respect to Employer, Little Switzerland or any Affiliate;

                  (4) failure to perform, to the reasonable satisfaction of the Requisite Directors, a substantial portion of Executive's duties and responsibilities, which failure continues for more than thirty (30) days after written notice of failure given to Executive by person acting on behalf of the Requisite Directors; or

                  (5) material breach of Executive of any Executive's obligations under this Agreement.

         (C)      TERMINATION BY THE EMPLOYER WITHOUT CAUSE

                  Executive's employment may be terminated without cause by Little Switzerland upon the vote or written consent of the Requisite Directors, such termination to be effective thirty
                  (30) days (or such lesser number of

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                  days as may be determined by the Requisite Directors in
                  light of the then existing facts and circumstances) following the giving of written notice to such effect, provided, however, that Executive shall be entitled to the "Severance Benefit" and "Bonus Entitlement" provided for in Section 5(f) below should his employment be terminated in reliance upon this provision 5(c).

         (D)      TERMINATION BY EXECUTIVE WITH CAUSE

                  Executive may terminate his employment for material breach of Employer's obligations under this Agreement on written notice to the Secretary of Little Switzerland effective on not less than thirty (30) nor more than ninety (90) days after the giving of such notice, as determined by the Requisite Directors.

         (E)      DISABILITY

                  If, due to a physical or mental injury, illness or condition, Executive shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder (a "Substantial Disability"), Employer may designate another person to act in place of Executive during the period of such disability. For a period of up to six (6) months subsequent to the commencement of a Substantial Disability, Employer shall continue to pay to Executive his salary and benefits in accordance with Section 3 hereof. If, at the end of the two
                  (2) month period following onset of a Substantial Disability Executive shall continue to have a Substantial Disability, Executive's employment may be terminated by vote or written consent of the Requisite Directors but the obligation set forth in the prior sentence shall continue. If any question shall arise as to whether the Executive has or had a Substantial Disability, or the period of same, Executive may, or at the request of Little Switzerland will, submit to the Secretary of Little Switzerland a certification in reasonable detail as to whether Executive was or is subject to a Substantial Disability and the period of same signed by a licensed physician or psychiatrist, board-certified in a relevant specialty (which shall not be general or family practice) selected by Executive or Executive's guardian, to which physician Employer has no reasonable objections, and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit such certification, the determination by vote or written consent of the Requisite Directors shall be binding on Executive.

         (F)      SEVERANCE BENEFIT AND BONUS ENTITLEMENT

                  If Executive's employment is terminated pursuant to Section 5(c) hereof, on the effective date of such termination Executive shall be paid, in addition to any sums then owed by Employer to Executive, the following benefit by Employer: a lump sum payment equal to Executive's Base

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                  Salary payable for twelve (12) months plus Executive's
                  target bonus for one year (the "Severance Benefit").

                  In addition to the Severance Benefit, but not in duplication of sums then owed Executive by Employer, Executive's entitlement to a bonus for fiscal years of employment completed or partially completed at the time of termination pursuant to Section 5(c) shall be determined as follows:

                  (1) for fiscal years completed as of such effective date, but for which Executive's bonus has not been paid,

                           for the fiscal year ending in 2002, $100,000, or

                           for subsequent fiscal years, Executive's target bonus referenced in Section 3(b) above; and

                  (2) for fiscal years partially completed as of the time of such termination pursuant to Section 5(c), Executive's annual target bonus multiplied by a fraction, the numerator of which is the number of months in the fiscal year completed as of the effective date of termination and the denominator of which is 12 (the "Bonus Entitlement").

                  It is hereby agreed that the Severance Benefit determined under this Section 5(f) shall be in the nature of liquidated damages for any claim by Executive that his termination was in violation of any statute or principle of tort, contract law or equity which would provide him with damages in the event that a court were to rule that his termination violated any right on his part to be terminated only for just cause. No severance benefit shall be paid for any termination effected pursuant to Sections 5(a), 5(b), 5(d) or 5(e) above.

         (G)      ACTION BY DIRECTORS

                  In determining whether a two-thirds vote or action by written consent has been obtained for the purposes of Sections 5(b) or 5(e) above, Executive shall not be deemed to be a member of said Board, although his presence at a meeting may be counted in the determination of whether a quorum existed at the start of the meeting.

6.       TERMINATION SUBSEQUENT TO A CHANGE IN CONTROL

         (a) In the event of a Terminating Event (as defined below) within one (1) year from the date of a Change in Control (as defined below), as of the date of such Terminating Event, Executive shall be entitled to receive the following: the Severance Benefit and the Bonus Entitlement, plus, without duplication, any sums then owed Executive by his employer.

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         (b)      For purposes of this Agreement, a "Terminating Event" shall mean termination of Executive's employment by Executive for Good Reason, as defined below, or termination of Executive's employment by the Employer, Little Switzerland or their respective successor entities for any reason other than death, cause or disability pursuant to Sections 5(a), 5(b) or 5(e) above.

         (c) For purposes of this Agreement, "Change in Control" shall be deemed to have occurred in the following instances: (i) when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of Little Switzerland representing fifty percent (50%) or more of the combined voting power of Little Switzerland's then outstanding securities; (ii) the sale, transfer or other disposition of all or substantially all of the assets of Little Switzerland to another person or entity; (iii) the stockholders of Little Switzerland approve a plan of complete liquidation of Little Switzerland; (iv) the merger, consolidation or other business combination of Little Switzerland with any other corporation or entity, other than (1) a merger or consolidation which would result in the voting securities of Little Switzerland outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Little Switzerland or such surviving entity outstanding immediately after such merger or consolidation or
                  (2) a merger or consolidation effected to implement a recapitalization of Little Switzerland (or similar transaction) in which no "person" (as hereinabove defined) acquires more than fifty person (50%) of the combined voting power of Little Switzerland's then outstanding securities; or
                  (v) the signing of an agreement, contract or other arrangement providing for any of the transactions described above in this definition of Change in Control.

         (d) For purposes of this Agreement, "Good Reason" shall be deemed to include the following:

                  (i)      a reduction of the Executive's salary or benefits; or

                  (ii) a significant change in the Executive's responsibilities and/or duties which constitutes, when compared to the Executive's responsibilities and/or duties before the Change of Control, a demotion; or

                  (iii)    a material loss of title or office.

         (e) The Executive shall provide the Employer with notice and an opportunity to cure any of the events listed in Section 6.d. above and shall not be

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                  entitled to compensation pursuant to this Section 6 unless the
                  Employer fails to cure within ten (10) days of such notice.

7.       NONCOMPETITION AND CONFIDENTIAL INFORMATION

         (A)      NONCOMPETITION

                  During the period of the Executive's employment by the Employer (whether such employment terminates before, on or after the Expiration Date), and for a period of up to eight
                  (8) months thereafter (the "Noncompetition Period"), the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any Person (as defined in Section 9 hereof), compete in the jewelry or watch business in any Affiliate's market area in any country or other jurisdiction (excluding the contiguous 48 states of the United States and Hawaii but including Alaska) in which any Affiliate conducts business as of the effective date of termination) with the business conducted by any Affiliate during the period of his employment hereunder (any or the foregoing, "Prohibited Employment"). For the purposes of illustration and not by way of limitation, Prohibited Employment would not include employment with a jeweler or watch seller in the State of Florida . In the event Executive contemplates engaging in any activity which might reasonably be considered Prohibited Employment, he shall provide, Employer, by notice to the Secretary of Little Switzerland, with an accurate description of the nature and scope of such activity. On receipt of such description, Employer may elect as follows: to enforce this covenant with respect to the notified activity for the balance of the Noncompetition Period, in which case Employer shall pay Executive $6,000 per month for each consecutive month during the Noncompetition Period (up to eight) that it wishes to keep the foregoing covenant in force; or to waive enforcement of the covenant in respect of the notified activity, in which case the Executive shall be free to engage in the notified activity for the balance of the Noncompetition Period. During the Noncompetition Period Executive shall not attempt to hire any employee of Little Switzerland or the Employer, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with Little Switzerland or the Employer, or solicit or encourage any customer of Little Switzerland or the Employer to terminate its relationship with Little Switzerland or the Employer or to conduct with any other Person any business or activity which such customer conducts or could conduct with Little Switzerland or the Employer.

         (B)      CONFIDENTIAL INFORMATION

                  The Executive will not disclose to any other Person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any

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                  confidential information of Little Switzerland or the Employer obtained by him incident to his employment with the Employer. The term "confidential information" includes, without limitation, financial information, business plans, customer, mailing and vendor lists, employee lists and in-house telephone directories, leases and lease data, merchandise standards, pricing and commission structures, merchandise cost or discount information, prospects and opportunities
                  (such as lending relationships financial product developments, or possible acquisitions or dispositions of business or facilities) of any Affiliate but does not include any information which has become part of the public domain by means other than the Executive's non-observance of his obligations hereunder.

         (C)      RELIEF; INTERPRETATION

                  The Executive agrees that any Affiliate shall be entitled to injunctive relief for any breach by him of the covenants contained in this Section 7. In the event that any provision of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over to great a period of time, too large a geographic area, or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable.

8.       NO CONFLICTING AGREEMENTS

         The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach nor be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

9.       DEFINITION OF "PERSON"

         For purpose of this Agreement: the term "Person" shall mean an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

10.      TAXATION OF PAYMENTS

         The Employer all undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. All payments made by the Employer under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax

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         effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11.      ARBITRATION OF DISPUTES

         Any controversy of claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Wilmington, Delaware in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than a party to this Agreement may be a party with regard to any such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary retraining order or a preliminary injunction in circumstances in which such relief is appropriate; PROVIDED, HOWEVER, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

12.      ASSIGNMENT; SUCCESSORS AND ASSIGNS; SURVIVAL OF CERTAIN PROVISIONS

          Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; PROVIDED, HOWEVER, that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall hereinafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Employer, Little Switzerland and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. The provisions of Sections 5(c), 5(f), 6 and 7 shall survive the Expiration Date and any earlier termination of employment.

13.      ENFORCEABILITY

         If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared

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         illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.      WAIVER

         No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.      NOTICES

         All notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer or Little Switzerland, to the attention of the corporate Secretary of Little Switzerland. Any such notice shall be deemed to be effective and therefore given upon the following dates; (i) if such notice is delivered in person the date on which such delivery is done; or (ii) if such notice is sent by registered or certified mail, postage prepaid, the date which is six (6) days subsequent to the date on which such notice is mailed.

16.      AMENDMENT

         This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer and Little Switzerland.

17.      GOVERNING LAW; CONSENT TO JURISDICTION

         It is the parties' intention that the terms of employment under this Agreement shall be construed under and be governed in all respects by the laws of the state of Delaware. To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the courts of Delaware. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

18.      CONTINUATION OF EMPLOYMENT

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

         If, following the Expiration Date, Executive remains employed by Employer, or continues in any office with any Affiliate, such employment or continuation shall not result in nor be construed as an extension of the Expiration Date nor a renewal of any term of employment or right hereunder. If, following the Expiration Date, Executive remains employed, such employment shall be on an "at-will" basis meaning the either Executive or Employer may terminate such employment with or without cause and without payment of any severance benefit except as expressly provided in Section 6 above.

19.      TIME FOR PAYMENT; INTEREST ON LATE PAYMENTS

         If any payment to Executive is required hereunder and such payment is required to be made subsequent to the termination of Executive's employment with Employer, such payment shall be made no later than thirty (30) days following the later of the date the obligation to make such payment has arisen or the amount of such payment can be determined. Failing that, interest at the rate of eight percent (8%) per annum shall be payable on any late payment and Executive shall be entitled to recover reasonable attorneys fees and costs necessary to recover same.


20.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

21.      COMPLETE AGREEMENT

         This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by or on behalf of any party hereto with respect to the transactions contemplated hereby or thereby, other than those expressly set forth herein or therein; notwithstanding the foregoing, nothing stated herein shall be deemed to modify or negate prior stock option grants made by Little Switzerland to Executive or to modify or negate the terms of Employer's employee benefit plans in respect of Executive's participation therein.


       IN WITNESS WHEREOF, this Agreement, has been executed as a sealed instrument by each of the Employer and Little Switzerland, by their duly authorized officers and/or directors, and by the Executive, as of the date first above written.

                           L.S. WHOLESALE, INC.

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

                           By:_____________________
                           Name:  Patrick Hopper
                           Title: Chief Financial Officer

                           LITTLE SWITZERLAND, INC.


                           By______________________
                           Name:  Patrick Hopper
                           Title: Chief Financial Officer

                           EXECUTIVE:

                           -----------------------
                           Robert L. Baumgardner


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